Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statement (Form S-8) of Newmark Group, Inc. pertaining to the Long Term Incentive Plan of Newmark Group, Inc. of our reports dated March 1, 2021, with respect to the consolidated financial statements and schedule of Newmark Group, Inc. and the effectiveness of internal control over financial reporting of Newmark Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020 filed with the Securities and Exchange Commission. /s/ Ernst & Young LLP New York, New York September 2, 2021